Exhibit 99.1

CONTACT:
Alan Bernheimer	Jenifer Kirtland
Maxtor Media Relations	Maxtor Investor Relations
408-894-4233	408-324-7056

MAXTOR TO RESTATE FIRST QUARTER 2005 RESULTS
First Quarter 2005 Net Loss Overstated by $4 million

MILPITAS, CA, May 24, 2005 — Maxtor Corporation (NYSE: MXO) today announced that it discovered a data entry error relating to inventory and cost of goods sold in its previously issued unaudited interim financial statements for the quarter ended April 2, 2005. As a result of the data entry error, which is described in Maxtor’s Current Report on Form 8-K dated May 24, 2005, inventory at April 2, 2005 was understated by $4 million, cost of goods sold was overstated by $4 million, the net loss for the quarter was overstated by $4 million and the net loss per share for the quarter was overstated by $0.02 per share. Although the adjustment is not material to inventory or cost of goods sold reported for the quarter, it is material to the net loss and net loss per share previously reported for the quarter. Accordingly, Maxtor will promptly file a Form 10-Q/A for the period ended April 2, 2005 to restate its unaudited interim financial statements to reflect these corrections.

     The Company has implemented several additional measures, as described in its Form 8-K, to minimize the risk of a repetition of the data entry error. The Company is in the process of evaluating this data entry error to determine whether it was the result of a material deficiency in the Company’s internal control over financial reporting as of April 2, 2005. As part of this evaluation process, the Company is also reviewing and analyzing the Securities and Exchange Commission’s staff statement on Management’s Report on Internal Control Over Financial Reporting released on May 16, 2005.

     As reported in the Company’s Form 10-K/A for the fiscal year ended December 25, 2004 filed with the Securities and Exchange Commission on May 13, 2005, management previously concluded that the Company did not maintain effective internal control over financial reporting as of

December 25, 2004 because of the material weakness in connection with the application of generally accepted accounting principles in relation to complex, non-routine transactions in the financial reporting process.

     This data entry error will have no impact on the Company’s second quarter financial results. There is no change from the Company’s previous guidance for the second quarter reiterated in its Form 8-K dated May 18, 2005.

Cautionary Statement

The Company’s results are subject to risks and uncertainties which could materially affect its results, including, but not limited to, market demand for hard disk drives, qualification of the Company’s products, market acceptance of its products, the Company’s ability to execute future development and production ramps and utilize manufacturing assets efficiently, changes in product and customer mix, the availability of components, pricing trends, actions by competitors, and general economic and industry conditions. These and other risk factors are contained in periodic reports filed with the SEC, including, but not limited to, its Form 10-K for fiscal 2004. Maxtor is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

About Maxtor

Maxtor Corporation (www.maxtor.com) is one of the world’s leading suppliers of hard disk drives and data storage solutions. The Company has an expansive line of storage products for desktop computers, storage systems, high-performance Intel-based servers, and consumer electronics. Maxtor has a reputation as a proven market leader, built by consistently providing high-quality products and service and support for its customers. Maxtor and its products can be found at www.maxtor.com or by calling toll-free (800) 2-MAXTOR. Maxtor is traded on the New York Stock Exchange under the symbol MXO.